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                                                                   EXHIBIT 10.47


March 27, 2000



Mr. Ed Etzel
11406 St. Andrews Place
Mukilteo, WA  98275

Dear Ed:

We are pleased to extend to you an offer of employment for the position of Sr. Vice President of Worldwide Sales. Your employment with Verilink Corporation will commence no later than April 10, 2000. The final page of this offer letter provides a place for you to sign accepting our offer of employment. Please indicate your actual planned start date in the space provided.

Your base compensation will be $8,653.85 paid biweekly (annualized salary of $225,000). Your variable compensation will be an additional $175,000 per year. This portion of your compensation will be paid quarterly based on attainment of corporate revenue objectives identified prior to the beginning of each fiscal year. These quarterly payments will be based on the percent of targeted revenue that is achieved as of the close of each quarter. Once you reach the established revenue target for the year, your variable compensation will be paid at 2 times your normal percentage. Your normal percentage will be calculated by dividing the annual variable compensation ($175,000) by the established revenue goal for the year (to be determined for FY '01). Your variable compensation for the quarter ending June 30, 2000, will be paid as though you reached 100% of the target for the quarter prorated for the period of the year you are employed by Verilink. Executive compensation is reviewed annually after the end of Verilink's June 30 fiscal year end. Any increase in salary is at the discretion of the CEO with approval of the Compensation Committee of the Board of Directors. In this position you will report directly to me.

         Contingent upon your acceptance of this offer of employment, and subject to the Board of Directors' approval, Verilink will grant to you a Non-Qualified Stock Option which gives you the right to purchase, under terms stated in your Stock Option Agreement, 250,000 shares of Verilink Common Stock at the fair market value of that stock as determined by the Board of Directors on the first day of your employment by Verilink. Vesting occurs over 4 years with 25% of the shares vesting upon completion of one full year of employment, and the remaining shares vesting at the rate of 2.08% (1/48th) at the end of each month thereafter, assuming continuous employment.



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Mr. Edward Etzel
March 27, 2000
Page 2



         For the twelve month period beginning July 1, 2000, Verilink expects to grant you an additional 25,000 shares for each quarterly revenue objective that is met. Attainment of these objectives will be evaluated at the end of each month, and options earned will be granted as of the beginning of the month following the month in which the objective is attained. The strike price for these options will be as of the date they are granted.

         On each anniversary of your employment, Verilink expects to grant you an option to purchase an additional number of shares equal to approximately 25% of the total number of shares granted to you through June 30, 2001.

Verilink understands that you intend to maintain your current principal residence. Verilink shall reimburse you for your commuting costs between Washington and Alabama, including the tax impact of such reimbursement. To the extent possible, you shall combine such commuting with business trips to reduce the cost to Verilink. For the earlier of a period of six months or until you purchase a second residence in Alabama, Verilink shall provide you with a furnished apartment at no cost to you. In lieu of reimbursement for relocation costs, Verilink shall also provide you with a payment of $50,000 for relocation costs, including moving expenses, real estate taxes, insurance and similar costs. Verilink shall reimburse you for income taxes on the portion of the cost of the apartment and the relocation payment, including the amount of the reimbursement, you are unable to deduct for tax purposes. Until such time as you have an established residence in Alabama, your location for business and tax purposes shall be your home in Washington.

Verilink shall provide you with a housing assistance loan of $300,000.00 in accordance with the attached Promissory Note. This Note will be secured by a second deed of trust on the Alabama property you intend to purchase. The Note will bear no interest. In the event you sell your property in Alabama for less than you paid for that property, after deducting costs of sale, the principal balance of the Note shall be reduced by such amount. Repayment of this Promissory Note is also triggered if within any one year period the value of your exercisable Verilink stock options exceeds $2,000,000 (fair market value of stock subject to exercisable options less total exercise price of such options). Verilink shall reimburse you for any tax liability resulting from such forgiveness.

You will receive such benefits as are customarily granted to Verilink employees. You will receive personal time off (PTO) in accordance with Verilink's existing policy. PTO initially accrues at the rate of 1 1/2 days per month of employment, and may be used for vacation, illness, personal business, etc. Verilink confirms that your health insurance coverage will commence on the first day of your employment. Please provide the Certificate of Coverage from your current provider evidencing your existing coverage. The attached schedule of Officers' Benefits sets forth additional benefits currently available to





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Mr. Edward Etzel
March 27, 2000
Page 3


Verilink executive officers. Please note that executive officers do not participate in the profit sharing plan. Executive Officer benefits are subject to review from time-to-time by the Compensation Committee of the Board of Directors. In addition, the Company will provide a corporate golf membership for use at your discretion.

Your employment with Verilink Corporation is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Verilink is free to conclude its at-will employment relationship with you at any time, with or without cause.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and Verilink agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association. HOWEVER, we agree that this arbitration provision shall not apply to any dispute or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary or confidential information.

This offer of employment is contingent upon:

         A completed employment application.

         Full compliance with the Immigration Reform and Control Act of 1986 which requires new employees to provide documentation/identification to establish both identity and work authorization within three (3) days of your employment.

         On your date of hire you will be required to sign a Verilink Confidentiality Agreement and Change of Control Agreement as a part of your total employment package.

         If you will be driving your personal automobile for company business on regular basis, you will be required to provide proof of personal auto insurance policy.

If you have any questions regarding the nature of this documentation, please contact the Human Resources Department.

This letter, along with any written proprietary rights agreements that you enter into with Verilink, set forth the terms of your employment with Verilink and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by an instrument in writing, signed by Verilink and by you.




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Mr. Edward Etzel
March 27, 2000
Page 4


Ed, we are pleased to have you join the Verilink team, and we look forward to your participation in our continued success.

Sincerely,

/s/ Graham Pattison

Graham Pattison
President and Chief Executive Officer





I accept the foregoing offer:

  /s/ Edward Etzel                                              03/31/00
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     Name                                                         Date

  03/31/00
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     Expected Start Date